EXHIBIT 99.4

Avenue Group, Inc. Presents Update on Turkey Exploration Operations

Monday July 25, 7:40 pm ET

NEW YORK, July 25, 2005 (PRIMEZONE) -- Avenue Group, Inc. (OTC BB:AVNU.OB - News) announced today the results of its current drilling activities in Turkey and the status of its other exploration holdings in Turkey. As previously reported, the Karakilise Nr 2 (KK-2) well had spudded in November 2004 but had been suspended for mechanical reasons. The well recommenced drilling on June 8th 2005 with Aladdin Middle East Ltd. (``AME’’) as Operator. During the interim prior to recommencement, JKX Turkey Ltd, a subsidiary of London Stock Exchange listed exploration and production company JKX Oil & Gas (London:JKX.L - News) farmed into the Karakilise licenses. The participating percentages of each party became AME and affiliates 59.5%, JKX 30% and Avenue 10.5%. Avenue’s interests in its other Turkish prospects were not affected.

The KK-2 well was programmed to drill to a total depth of 8,320 feet to test potential hydrocarbons in the Mardin formation and to provide further geological information related to the Karakilise Nr. 1 well (``KK-1’’) located about 567 meters away. KK-1 currently produces about 20 to 40 bopd. On July 21, 2005 the KK-2 reached its total depth. Four drill stem tests had been taken in the Mardin formation which had been encountered 8,053 ft.

Quantities of oil were recovered in the second DST but the results of the other three tests plus the mudlogs taken over the same interval did not indicate, in the judgment of Avenue’s geologists, sufficient quantities of hydrocarbons to justify participating in an attempt to run casing and complete the well. Consequently, Avenue has advised the Operator that it has elected not to participate in completion. Even if the KK-2 well is completed by the other parties and put on production, it is unlikely that Avenue will regain a working interest in KK-2 but it has preserved its rights to participate with a 10.5% working interest in all further drilling activity that might be initiated in the Karakalise leases.

Avenue, through its wholly owned subsidiary Avenue Energy, Inc. holds interests in three other exploration prospects in the southeastern corner of Turkey. The North Rubai prospect comprised of 396,385 acres is located close to the tri-nation boundary of Turkey, Iraq and Syria and is on trend with several large oil producing features in the region. Avenue holds a 50% working interest in this prospect with Aladdin Middle East holding the other 50%. Pursuant to an extension by the governmental authority, the first well in this area must be spudded by May 30, 2006.

Avenue also holds a 50% working interest in the Gercus Prospect comprised of two adjacent leases in southeastern Turkey covering an aggregate of 245,439 acres. The original term of these leases expired in February 2005, however Avenue and AME elected to extend the drilling deadline to February 2006 and have paid the requisite fee for this privilege.

The Arpetete prospect, comprised of 95,988 acres is located adjacent to the N.V.T. Perenco and the TPAO fields. A well must be spudded by November 30th 2005 or the lease will expire. Avenue and its partner AME are evaluating whether to seek an extension.

Avenue and AME also held a 50% working interest in the Killis prospect located in the folded overland area near the East Anatolian and Dead See strike faults. Pursuant to the terms of the leases, an initial well had to be drilled by July 2005. After evaluation of the geophysical and geological data supporting this prospect, Avenue elected not to participate in any attempt to extend the lease and surrendered its interest in the prospect.

Avenue’s Chairman, Levi Mochkin said, “While we believe that the Karakilise Nr 2 well has not shown signs of being a commercial well, the presence of hydrocarbons together with the oil production of Karakilise Nr 1 well make it worthwhile to continue participating in the Karakilise lease. Going non-consent gives us the option to participate in the KK-2 well if it proves to be a viable commercial discovery and continue participating in the Karakilise lease. We will continue to monitor the completion of the KK-2 for any further developments. We also remain optimistic and confident in the potential of our remaining exploration holdings in Turkey and look forward to further drilling in the highly prospective southeastern region of Turkey.’’

Certain information contained in this Press Release are considered forward looking statements. This Press Release contains forward-looking statements relating to future operational and business prospects. Actual results may differ as a result of factors over which we have no control, including general economic and business conditions; effects of war or terrorists acts on the capital markets or the Company’s activities, including oil and gas exploration and production. The Company’s results may also be affected by competition; success of operating initiatives; operating costs; advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans, the work at the Karakilise and other licenses, any additional activities at these licenses suggested by the operator, the ability to retain management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employment benefit costs; changes in, or failure to comply with various government regulations; slower than anticipated completion of research and development projects and movements in the foreign exchange rate. Future results with respect to oil and gas properties would be subject to the timing and amount of capital expenditures by us; drilling of wells; timing and amount of future production of oil and gas; operating costs and other expenses; cash flow and anticipated liquidity; prospect development and property acquisitions; and our marketing of oil and gas. Other factors include, among others: oil and gas price volatility; our ability to find, acquire, market, develop and produce new properties; the risks associated with acquisitions and exploration; operating hazards attendant to the oil and gas business; downhole drilling and completion risks that are generally not recoverable from third parties or insurance; uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures; potential mechanical failure or underperformance of significant wells; the strength and financial resources of our competitors and our ability to find and retain skilled personnel.

Contact:

Avenue Group, Inc.

Mr. LEVI MOCHKIN

(888) 612-4188 extension 4

ir@avenuegroupinc.com